Exhibit 5.1

March 6, 2012

Cabot Microelectronics Corporation
870 North Commons Drive
Aurora, Illinois 60504

Re: Cabot Microelectronics Corporation Registration Statement on Form S-8 (the “Registration Statement”)

Ladies and Gentlemen:

                We have acted as special counsel for Cabot Microelectronics Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 of the offer and sale of up to 4,934,444 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan (the “Plan”).  Of the 4,934,444 Shares available for offer and sale pursuant to the Plan, 2,033,084 Shares were previously available for issuance under the Second Amended and Restated Cabot Microelectronics Corporation 2000 Equity Incentive Plan (the “Previous Plan”).

                This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

                In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; (iv) the Plan; (v) resolutions of the Board of Directors of the Company relating to, among other things, the authorization of the reservation and issuance of the Common Stock under the Plan, the filing of the Registration Statement and the approval of the Plan; and (vi) the report of the tabulator of the votes cast by the stockholders of the Company for the approval of the Plan..  We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

                In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

                Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares covered by the Registration Statement when issued, paid for and delivered pursuant to the terms and in the manner set forth in the Plan, and assuming that the Shares have been and remain duly reserved for issuance within the limits of the Shares then remaining authorized but unissued, the Shares will be validly issued, fully paid and nonassessable.

                The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and we express no opinion herein as to any other laws, statutes, regulations or ordinances.

                We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are experts within the meaning of the Act or that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP

                  Winston & Strawn LLP